Exhibit 12


                           FLORIDA POWER CORPORATION
                      Statement of Computation of Ratios
                             (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:




                                       Twelve-Months         Year Ended
                                       Ended June 30,       December 31,
                                       1997     1996       1996     1995
                                      ------   ------     ------   ------

     Net Income                       $180.1   $231.8     $238.4   $227.0

     Add:
      Operating Income Taxes            97.4    132.3      135.8    129.5
      Other Income Taxes                   0      0.2        (.1)     0.1
                                      ------   ------     ------   ------
     Income Before Taxes               277.5    364.3      374.1    356.6

     Total Interest Charges             99.9    100.7       98.4    104.5
                                      ------   ------     ------   ------
     Total Earnings (A)               $377.4   $465.0     $472.5   $461.1
                                      ------   ------     ------   ------
     Fixed Charges (B)                $ 99.9   $100.7     $ 98.4   $104.5
                                      ------   ------     ------   ------
      Ratio of Earnings to
       Fixed Charges (A/B)              3.78     4.62       4.80     4.41
                                       =====    =====      =====    =====